Exhibit 5

March 9, 2007

ArvinMeritor, Inc.

2135 West Maple Road

Troy, Michigan 48084

Re:	ArvinMeritor, Inc.

2007 Long Term Incentive Plan

Registration Statement on Form S-8

Dear Sirs:

I am Vice President and General Counsel of ArvinMeritor, Inc. (“Company”), an Indiana corporation, and I am delivering this opinion in connection with the Registration Statement on Form S-8 (“Registration Statement”), to be filed on or about the date hereof, registering under the Securities Act of 1933, as amended (“Act”), 4,000,000 shares of the Company’s common stock, $1.00 par value (including the associated preferred share purchase rights) (“Stock”), which may be issued from time to time by the Company in connection with the 2007 Long Term Incentive Plan (“Plan”). I have examined such documents, records and matters of law as I have deemed necessary as a basis for the opinions hereinafter expressed.

On the basis of the foregoing, and having due regard for legal considerations that I deem relevant, I am of the opinion that when the Registration Statement has become effective under the Act and the Stock has been duly issued and delivered pursuant to the terms of the Plan, the Stock will be legally issued, fully paid and non-assessable.

I am a member of the Bar of the Commonwealth of Pennsylvania and do not hold myself out as an expert on any laws other than the Commonwealth of Pennsylvania and the federal laws of the United States of America. For purposes of giving the above opinion, I have assumed that the laws of the jurisdiction of the organization of the Company are the same as the laws of the Commonwealth of Pennsylvania.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the incorporation by reference in the Registration Statement of the references to me under the headings “Item 1. Business – Environmental Matters” and “Item 3. Legal Proceedings” in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006.

Very truly yours,

/s/ Vernon G. Baker, II

Vernon G. Baker, II

Senior Vice President

and General Counsel